Exhibit 10.28

July 31, 2018

Steve Vondran

Dear Steve:

I am pleased to confirm your promotion to Executive Vice President, and President US Tower effective August 1, 2018 reporting to me. In this position you will continue to be based in our Woburn, MA office. It is understood that our offer is contingent on the approval of American Tower’s Board of Directors.

This is an exempt position and your new annual rate will be $575,000. Your weekly hours worked in this position may fluctuate, and therefore, each weekly portion of your annual salary will constitute payment of all hours worked during that week. With your promotion, effective August 1, 2018, your target bonus opportunity will increase to 95% of your annual earnings. This discretionary bonus plan is based upon performance against goals and objectives that you will work with me to set, and in accordance with the terms and conditions set forth in the relevant bonus plan.

In consideration of your acceptance of this offer, we will recommend to the Compensation Committee of the Company’s Board of Directors that you be granted an equity-based incentive award with respect to shares of the Company’s Class A common stock ("Common Stock") in the form of restricted stock units (“RSUs”) with a value of $275,000. We would submit this recommendation for the Committee’s approval at its first regularly scheduled meeting following your promotion effective date if your promotion effective date is on or before the 15th of the month prior to that meeting or its next regularly scheduled meeting after that date (if your promotion effective date is after the 15th of that prior month). The grant date will be the first business day of the month following the meeting in which your grant is approved. The actual number of RSUs granted to you would be determined by dividing the $275,000 value by the closing price of the Common Stock on the grant date, rounding up to the next whole share in the case of fractional shares. The RSUs would vest over four (4) years of continuous employment with the Company, at a rate of 25% per year, commencing one (1) year from the grant date. The above terms are subject to the terms and conditions of the RSU award agreement and other plan documents relating to the American Tower Corporation 2007 Equity Incentive Plan, which will be provided to you shortly after the grant date.

As an Executive Vice President, you will be eligible for benefits of similarly situated employees. These benefits with respect to your Executive Vice President position would include continued participation in equity based Long-Term Incentive opportunity that is determined annually by myself and the Compensation Committee of the Board and is currently comprised of RSUs and Performance

Share Units (“PSUs”). Beginning in 2019, you will become eligible to be awarded PSUs on an annual basis. These are incentive grants with respect to the Common Stock that directly tie to the achievement of specific Company targets in terms of AFFO per share growth and Return on Invested Capital established by the Compensation Committee each year and vest over a period of three (3) years. You will also receive an annual car allowance of $12,000. In addition, you will be eligible for other benefits which would include, among other things, severance benefits as outlined under the American Tower Corporation Severance Program for Executive Vice Presidents.

Please be advised that your employment with American Tower Corporation remains at will, which means that your employment may be terminated at any time with or without cause by either you or the Company, with or without advance notice.

Finally, Steve, I want to convey my enthusiasm for you this opportunity for you. I know you will be a great addition to our executive team and look forward to working more closely together to take our company to the next level. I am confident that you will find this new position to be both challenging and professionally rewarding. Please sign below acknowledging the terms of your promotion and return to me. Congratulations!

Sincerely,

/s/ James D. Taiclet

James D. Taiclet
Chairman, President, and Chief Executive Officer

My signature acknowledges acceptance and my agreement with the terms and conditions set forth in the letter .

/s/ Steve Vondran	7/31/2018
Steve Vondran	Date